Exhibit 99.1

Company Contacts:
Michael Martinez		Carl Brancher
Aviza Technology, Inc.		Trikon Technologies, Inc.
Vice President of Corporate Marketing/IR		Vice President of Corporate Development
Phone:	+1 (831) 439-4370	Phone:	+44 16 33 41 41 11
Fax:	+1 (831) 439-6223	Fax:	+44 87 02 38 63 82
Michael.Martinez@avizatechnology.com		Carl.Brancher@trikon.com

AVIZA TECHNOLOGY AND TRIKON TECHNOLOGIES ANNOUNCE

THE CLOSING OF THEIR CONSOLIDATION THROUGH MERGER

SCOTTS VALLEY, Calif. and NEWPORT, Wales, United Kingdom, December 1, 2005—Aviza Technology, Inc., a global supplier of production-proven thermal process and atomic layer deposition (ALD) systems and Trikon Technologies, Inc. (NASDAQ:TRKN), a technology leader of plasma etching and deposition systems for the global semiconductor industry, today announced the closing of their consolidation through merger.

Aviza and Trikon have consolidated under a new holding company, which has taken the name of Aviza Technology, Inc.  Shares of Trikon have ceased trading effective as of the close of business today, and shares of the new combined company will begin trading on the Nasdaq National Market under the symbol “AVZA” on December 2, 2005.

The Marketplace Rules of the Nasdaq National Market require newly listed companies to have a $5.00 minimum bid price on the first day of trading.  As such, in order for the new company to meet this requirement, the boards of directors of Trikon and Aviza have agreed to set the exchange ratio of new company stock to Trikon stock at 0.29:1.0 such that a holder of 100 shares of Trikon stock will receive 29 shares of new company stock; a shareholder entitled to a fractional share will instead receive a cash payment equal to the value of the fractional share.

The relative percentages of the new combined company owned by Trikon stockholders and Aviza stockholders have not been altered. This change in the Trikon exchange ratio also proportionately affects the exchange ratio for shares of Aviza stock.

Jerry Cutini, president and chief executive officer of the new combined company stated, “We are all very excited to have completed this merger transaction and look forward to capitalizing on the potential this combination provides.  The new company will have approximately 700 full-time employees and contractors and an installed base of approximately 3,000 systems worldwide.  By combining the resources of Aviza and Trikon, the new combined company will have an enhanced position as a global solutions provider and will be better able to address customer demands.”

Dr. John Macneil, executive vice president and chief technical officer of the new combined company added, “Semiconductor manufacturing is a highly competitive industry where manufacturers are looking to reduce costs and differentiate and add value to their products.  By combining Aviza’s product portfolio with that of Trikon’s, the new combined company will be providing a broader leading edge technology offering and will have a broader geographic market and stronger sales force than either company individually.  We expect this transaction to be positive for both companies.”

Safe Harbor Statement

This press release contains forward-looking statements that reflect management’s current expectations regarding future events and the new company’s future performance, including, but not limited to, the statements made by Jerry Cutini and Dr. John Macneil and all statements containing the words “will,” “believes” or words of similar import. Many factors could cause actual results to differ materially from those projected in these forward-looking statements, including, but not limited to: whether Aviza and Trikon will be able to integrate their businesses successfully and achieve anticipated synergies, variability of the revenues and financial performance of Aviza, Trikon and the new company, risks associated with product development and technological changes, the acceptance of Aviza’s, Trikon’s and the new company’s products in the marketplace by existing and potential future customers, disruption of operations or increases in expenses caused by civil or political unrest or other catastrophic events, general economic conditions and conditions in the semiconductor industry in particular, the continued employment of key personnel and risks associated with competition. Some of these factors and other important factors are detailed in various Securities and Exchange Commission filings that have been made by Aviza (formerly, New Athletics, Inc.) and Trikon, particularly in Aviza’s latest Registration Statement on Form S-4, copies of which are available from Aviza without charge. Please review these filings and do not place undue reliance on these forward-looking statements.

About Aviza Technology, Inc.

Aviza Technology is a leading supplier of thermal processing, low-pressure chemical vapor deposition and atomic layer deposition solutions to the global semiconductor industry. The company maintains a worldwide installed base of more than 2,500 tools. Aviza’s headquarters, manufacturing and R&D facilities are located in Scotts Valley, Calif. Additional sales and customer support facilities are located in Germany, France, Scotland, Taiwan, China, Japan, Singapore and Malaysia. Aviza employs approximately 500 people worldwide. Additional information can be found at http://www.avizatechnology.com.

About Trikon Technologies, Inc.

Trikon Technologies is a technology leader in dry processing equipment for the global microelectronics industry. Trikon develops and manufactures advanced capital equipment for plasma etching and chemical and physical vapor deposition (CVD and PVD) of thin films for use in the production of semiconductor, MEMS and resonator devices. These are key components in all electronic products, such as telecommunications devices, consumer and industrial electronics and computers. Trikon employs approximately 200 people worldwide. More information is available on the World Wide Web at: http://www.trikon.com.

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